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June 30, 1999


INTRUST Funds Trust
105 North Main Street
Box One
Wichita, Kansas 67202

Re:  INTRUST Funds Trust
(Registration No. 333-22215)


Dear Sir/Madam:
It is our opinion that the securities being registered will when sold, be legally issued, fully paid and non-assessable and we hereby consent to the reference to our firm as Counsel in Post-Effective Amendment No. 13 to Registration No. 333-22215.

Sincerely,

/s/ Paul, Weiss Rifkind, Wharton & Garrison